EXHIBIT 3.10

STATE OF DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE OF FORMATION

OF

EVE HOLDINGS LLC

1.    The name of the limited liability company is Eve Holdings LLC.

2.    The address of its registered office in the State of Delaware is Corporation Trust Center,
1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.    The effective date of this filing is December 31, 2015.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on December 19, 2014.

/s/ Marc N. Bell
Marc N. Bell
Authorized Person